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                                  EXHIBIT 11.1

                                KERR GROUP, INC.
             Statement Re: Computation of Per Share Earnings (Loss)
                      (in thousands except per share data)


                                                                    (Unaudited)
                                                                 Three Months Ended
                                                                     March 31,
                                                              -----------------------
                                                                1997           1996
                                                              -------         -------
Primary Net Earnings (Loss) Per Common Share
--------------------------------------------
     Net loss                                                 $(1,130)        $(6,235)

     Less Preferred Stock dividends                              (207)           (207)
                                                              -------         -------

     Net loss applicable to primary earnings
         per common share                                     $(1,337)         (6,442)
                                                              =======         =======

     Weighted average number of common
         shares outstanding                                     3,933           3,933
                                                              =======         =======

     Primary net loss per common share                        $ (0.34)        $ (1.64)
                                                              =======         =======


Fully Diluted Net Earnings (Loss) Per Common Share
--------------------------------------------------
     Net loss applicable to primary earnings
         per common share                                     $(1,337)        $(6,442)

     Add Preferred Stock dividends                                207             207
                                                              -------         -------

     Net loss applicable to fully
         diluted earnings per common share                    $(1,130)        $(6,235)
                                                              =======         =======

     Weighted average number of common
         shares outstanding                                     3,933           3,933

     Common shares issuable upon assumed
         conversion of Preferred Stock                            709             709

     Incremental common shares issuable upon
         assumed exercise of outstanding stock options              0              19
                                                              -------         -------

     Adjusted weighted average number of common
         shares outstanding                                     4,642           4,661
                                                              =======         =======

     Fully diluted net loss per common share:
         As computed                                          $ (0.24)        $ (1.34)
                                                              =======         =======
         As reported (a)                                      $ (0.34)        $ (1.64)
                                                              =======         =======


(a) The calculation of fully diluted net loss per common share for the three months ended March 31, 1997 and 1996 was not dilutive.